Exhibit 99.1

CBS OUTDOOR ANNOUNCES QUARTERLY DIVIDEND

NEW YORK, August 6, 2014 – CBS Outdoor Americas Inc. (NYSE: CBSO) today announced that its board of directors has approved a quarterly dividend on the Company's stock of $0.37 per share. The dividend is payable on September 30, 2014, to stockholders of record on September 9, 2014.

About CBS Outdoor Americas Inc.
CBS Outdoor (NYSE: CBSO) is one of the largest out-of-home media companies in the Americas and has a major presence in top markets throughout the United States, Canada, Mexico and South America. With traditional billboard and transit outdoor advertising properties, and a network of digital displays, CBS Outdoor gives advertisers both breadth and depth of audience across key geographies, as well as immersive ways to connect with increasingly mobile consumers. For more information, visit www.cbsoutdoor.com.
Contacts:
Investors:
Gregory Lundberg
(212) 297-6441
greg.lundberg@cbsoutdoor.com

Media:
Carly Zipp
(212) 297-6479
carly.zipp@cbsoutdoor.com